HOME PROPERTIES ISSUES INVESTMENT GRADE
                 CONVERTIBLE PREFERRED EQUITY



FOR IMMEDIATE RELEASE:

     Monday, May 22, 2000

Rochester, New York/ PR Newswire/ -- Home Properties (NYSE:HME) has completed the sale of $40 million of Series C Cumulative Convertible Preferred Stock ("Series C Preferred Stock") through a private transaction with affiliates of Prudential Real Estate Investors ("Prudential") and Teachers Insurance and Annuity Association of America ("Teachers"). Duff & Phelps Credit Rating Co. ("DCR") has assigned an initial corporate credit rating of 'BBB' (Triple-B) to Home Properties, with a rating of 'BBB-' (Triple-B Minus) for its convertible preferred shares.

The Series C Cumulative Convertible Preferred Stock carries an annual dividend rate equal to the greater of 8.75% or the actual dividend paid on the number of the Company's common shares into which the Series C Preferred Stock is convertible. The Series C Preferred Stock has a conversion price of $30.25 per share and can be redeemed at the Company's option after five years. In addition, the Company issued warrants to purchase 160,000 common shares at a price of $30.25 per share, expiring in five years. Proceeds will initially be used to fully repay the Company's unsecured revolving credit facility [under its unsecured line of credit] , thereby freeing up resources to fund potential acquisitions and property upgrades. This transaction reduces the Company's debt-to-total-market capitalization ratio to 39% and virtually eliminates its exposure to floating rate debt. Mercury Partners LLC acted as financial advisor to Home Properties in connection with the transaction.

According to Amy L. Tait, Executive Vice President of Home Properties, "We are delighted to have Prudential and Teachers invest with us, and we look forward to expanding these relationships in the future. In addition, our new investment grade public rating may provide improved access to alternative sources of capital to support our continued expansion."

Marc R. Halle, Vice President of Prudential Real Estate Investors, said, "We are pleased to be able to provide capital to Home Properties, which has a unique strategy and a successful track record of buying and repositioning apartment communities in supply-constrained markets. We have confidence in the management team's ability to deliver continued favorable results."

PRUDENTIAL ACTED AS LEAD INVESTOR IN NEGOTIATING THE TRANSACTION ON BEHALF OF PRUDENTIAL AND TEACHERS. PRUDENTIAL REAL ESTATE INVESTORS IS THE REAL ESTATE MONEY MANAGEMENT AND ADVISORY ARM OF THE PRUDENTIAL INSURANCE COMPANY OF AMERICA. PRUDENTIAL REAL ESTATE INVESTORS MANAGES MORE THAN $14 BILLION ON BEHALF OF 300 INSTITUTIONAL CLIENTS IN THE UNITED STATES, EUROPE, AND ASIA.

Home Properties, the 11{th} largest apartment company in the United States, is a fully integrated, self-administered, and self-managed real estate investment trust ("REIT"). With operations in select Northeast, Midwest, and Mid-Atlantic markets, the Company owns, operates, acquires, rehabilitates, and develops apartment communities. Currently, Home Properties operates 297 communities containing 47,155 apartment units. Of these, 36,331 units in 135 communities are owned directly by the Company, 7,690 units are partially owned and managed by the Company as general partner, and 3,134 units are managed for other owners. The Company also manages 1.7 million square feet of commercial space. Home Properties' common stock is traded on the New York Stock Exchange under the symbol "HME" and on the Berlin Stock Exchange under the symbol "HMP GR." For more information, please visit Home Properties' new Web site at WWW.HOMEPROPERTIES.COM.

                                  *****

FOR FURTHER INFORMATION:

     Amy L. Tait, Executive Vice President, 716-246-4108
     David Gardner, Chief Financial Officer, 716-246-4113
     Home Properties of New York, Inc.